N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of May 31st 2015

Fund	Name of Person	Ownership % of Series
Columbia Diversified Equity Income Fund	American Enterprise Investment Services	37.21%
Columbia Multi-Advisor Small Cap Value Fund	American Enterprise Investment Services	31.49%
Columbia Small/Mid Cap Value Fund	American Enterprise Investment Services	36.87%

As of November 1st 2014

Fund	Name of Person	Ownership % of Series
Columbia Commodity Strategy Fund	JPMCB NA Cust For Columbia Global Opportunities Fund	34.69%